For the period ended 11/10/2000
File number 811-05055




                   SUB-ITEM 77C
    Submission of Matters to a Vote of Security
                      Holders

     A Special Meeting of Shareholders of
Prudential Balanced Fund was held on October 27th,
2000. At such meeting the shareholders of the Fund approved a merger of all of the assets and liabilities of the Fund to Prudential Active
Balanced Fund, a series of The Prudential
Investment Portfolios, Inc.



          Votes For           Votes Against
Abstentions

          41,077,645               773,323
1,594,174













t:  \george\N-SAR\Bal\1-01\77C.doc.